AMENDED AND RESTATED
            REVOLVING CREDIT AND TERM LOAN AGREEMENT

                  Dated as of October 21, 1996


  CONTINENTAL MATERIALS CORPORATION, a corporation organized under the laws of the state of Delaware (the "Borrower"), THE NORTHERN TRUST COMPANY, an Illinois banking corporation, as administrative agent and as a lender (Northern in its capacity as administrative agent referred to in this Agreement as "Agent" and in its capacity as a lender as "Northern") and LASALLE NATIONAL BANK as a lender("LaSalle Bank)" (Northern and LaSalle Bank each referred to individually in this Agreement as a "Lender" and collectively as the "Lenders"), agree as follows:

                            RECITALS:

  A.The parties hereto have previously entered into that certain
Revolving Credit and Term Loan Agreement dated as of February 28,
1996 (said Revolving Credit and Term Loan Agreement being the
"Original Agreement").

  B.Pursuant to the Original Agreement, the Lenders have issued the following described letters of credit (the "Existing Letters of Credit") for the account of the Borrower:

     Issuing Lender No.       Beneficiaries
     Northern      S262251W  St. Paul Fire & Marine Insurance
     Northern      S250188W  CNA Insurance Company
     Northern      S250189W  CNA Insurance Company
     Northern      S258180W  The Home Insurance Co.
     LaSalle     9200002188  St. Paul Fire & Marine Insurance
     LaSalle     9260137087  CNA Insurance Company
     LaSalle     9260237088  CNA Insurance Company
     LaSalle     9200000426  The Home Insurance Co.


  C.The Original Agreement, the promissory notes of the Borrower issued and remaining unpaid thereunder (the "Existing Notes"), the Existing Letters of Credit, and the documents related to or referenced therein are referred to herein as the "Prior
Documents".

  D.Pursuant to that certain Acquisition Agreement dated October __, 1996, (the "Acquisition Agreement") the Borrower wishes to acquire certain assets of Valco, Inc. on the terms and conditions and for the consideration set forth therein (the acquisition by Borrower being the "Acquisition," and the date of consummation of the Acquisition being the "Acquisition Date."

  E.The parties to and/or bound by the Prior Documents wish to consolidate and amend and restate the Prior Documents in their entirety in order to provide for the Acquisition and certain other changes, and to restate their agreements with respect to the subject matter hereof.

  NOW, THEREFORE, the parties hereto amend and restate the Original Agreement in its entirety to read as follows:

                     SECTION 1  DEFINITIONS

SECTION 1.1  GENERAL.  As used herein:

  The term "affiliate" means any corporation of which the Borrower owns directly or indirectly 20% or more, but less than 50%, of the outstanding voting stock, or any partnership, joint venture, trust or other legal entity of which the Borrower has effective control, by contract or otherwise.

  The term "Agent-Related Person" shall mean the Agent and any successor thereto appointed pursuant to Section 9.8 or otherwise succeeding the Agent, together with their respective affiliates, and the officers, directors, employees, agents and attorneys-in fact of such entities and affiliates.

  The term "Applicable LIBOR Margin," for purposes of determining the interest rate on:

 (a) a Revolving LIBOR Loan, shall mean (1) prior to the first semi-annual adjustment pursuant to clause (2) of this subparagraph (a), 1.5% (the "Normal Revolving LIBOR Margin"); and
(2) the Normal Revolving LIBOR Margin as modified by semi-annual adjustments (such adjusted Normal Revolving LIBOR Margin, the "Applicable Revolving LIBOR Margin") determined as follows:

 If EBITDA, as determined no later than March 31, 1997, for the period of four fiscal quarters ended December 28, 1996 is:

                                        Applicable Revolving
                                            LIBOR Margin is:

     greater than $7,000,000                     1.25%
     $6,000,000 to $7,000,000                    1.50%
     $5,000,000 to 5,999,999                     1.75%
     $3,750,000 to 4,999,999                     2.00%
     less than $3,750,000                        2.50%

 If EBITDA, as determined no later than September 30, 1997, for the period of four fiscal quarters ended June 28, 1997 is:

                                        Applicable Revolving
                                            LIBOR Margin is:

     greater than $7,500,000                     1.25%
     $6,500,000 to $7,500,000                    1.50%
     $5,500,000 to 6,499,999                     1.75%
     $4,250,000 to 5,499,999                     2.00%
     less than $4,250,000                        2.50%

  If EBITDA, (A) as determined no later than March 31, 1998, for the period of four fiscal quarters ended January 3, 1998, and
  (B) as determined no later than September 30, 1998 and no later than March 31 and September 30 (March 31 and September 30 of any year are each referred to hereinafter as an "Applicable LIBOR Margin Reset Date") of each year occurring after September 30, 1998, for the period of four fiscal quarters, which (i) in the case of an Applicable LIBOR Margin Reset Date occurring on March 31, ends on the same date as the end of the fourth fiscal quarter of the Borrower's immediately preceding fiscal year, and (ii) in the case of an Applicable LIBOR Margin Reset Date occurring on September 30, ends on the same date as the end of the second fiscal quarter of the Borrower's then current fiscal year, is:



                                        Applicable Revolving
                                            LIBOR Margin is:

     greater than $8,000,000                     1.25%
     $7,000,000 to $8,000,000                    1.50%
     $6,000,000 to 6,999,999                     1.75%
     $4,750,000 to 5,999,999                     2.00%
     less than $4,750,000                        2.50%;

  (b)  a Term LIBOR Loan, shall mean either (1) the Normal
Revolving LIBOR Margin plus .25%, or (2) the Applicable Revolving
LIBOR Margin, plus .25%, in each case as determined in accordance with subparagraph (a) hereof.

Not later than twenty (20) days after the Agent's receipt of the quarterly financial statements required by Section 6.2(a) hereof for the Borrower's second and fourth fiscal quarters, accompanied by a certificate of the chief accounting officer or Treasurer of the Borrower computing EBITDA for the period of the four fiscal quarters ending on the same date as the end of such second and fourth fiscal quarters, Agent will determine whether such financial information indicates such a change in EBITDA as would justify a change in the Applicable LIBOR Margin and shall then notify the Borrower and the Lenders of such determination and of any change in the Applicable LIBOR Margin resulting therefrom. Any change in the Applicable LIBOR Margin, and in the rate of interest applicable to LIBOR loans resulting therefrom, shall be effective prospectively as of the first day after the relevant Applicable LIBOR Margin Reset Date, and with such new Applicable LIBOR Margin to continue in effect until the effectiveness of the next redetermination thereof. Any determination by Agent of EBITDA shall be conclusive and binding upon the Borrower and the Lenders provided that it has been made reasonably and in good faith, absent manifest error. If the Borrower fails to timely submit the quarterly financial statements and certificate referred to above, the rate of interest applicable to LIBOR Loans as of the next determination date of the Applicable LIBOR Margin shall be determined and based upon the Default Rate.

  The term "Borrowing" shall mean the total of Loans of a single type (i.e. LIBOR Loan or Prime Rate Loan) made by the Lenders to the Borrower on a single date and for a single Interest Period. Borrowings of Loans are made ratably from each of the Lenders according to their respective commitments.

   The term "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in Chicago, Illinois are authorized to close, and with respect to LIBOR Loans, a day on which dealings in United States Dollars may be carried on by the Reference Bank in the London interbank eurodollar market.

  The term "Commitment - Revolving Credit" shall mean each such amount set forth below across from the name of each Lender:

     Lender                       Amount

     Northern                $6,750,000
     LaSalle Bank            $6,750,000

  Provided that the Commitment-Revolving Credit of each Lender shall permanently reduce to a maximum of $5,750,000 on June 30, 1997.

  The term "Commitment - Term Loan" shall mean each such amount set forth below across from the name of each Lender:

       Lender                       Amount

     Northern                $4,250,000
     LaSalle Bank            $4,250,000

  The term "EBITDA", with reference to any period, shall mean, on a consolidated basis, the sum of the Borrower's:

       (i) consolidated net income or loss after all provisions or credits for any Federal, state or other income taxes, plus

       (ii) Federal, state and other income taxes deducted in the determination of consolidated net income, plus

       (iii) Interest Expense deducted in the determination of consolidated net income, plus

       (iv) depreciation and amortization expense deducted in the determination of consolidated net income, and minus

                  (v)  any items of gain which are
        extraordinary items to
          the extent reflected in the determination of consolidated net income.

    The term "Fixed Charges" for any Measurement Period shall mean, on a consolidated basis, the Interest Expense and scheduled principal payments (including capitalized lease obligations) of the Borrower.

  The term "Fixed Charge Coverage Ratio" shall mean, for any period (a "Measurement Period") consisting of the four fiscal quarters of the Borrower ending as of the end of each fiscal quarter of the Borrower, the ratio of Income Available for Fixed Charges to Fixed Charges.

  The term "Funded Debt" shall mean Indebtedness which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly renewable or extendible at the option of the debtor to a date more than one year (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year) from the date of creation thereof; provided, however, that in any event "Funded Debt" includes all Revolving Credit Loans.

  The term "Income Available for Fixed Charges" for any
Measurement Period shall mean on a consolidated basis, the sum of the Borrower's:

       (i) consolidated net income or loss before all provisions or credits for any Federal, state or other income taxes, plus

       (ii) depreciation, depletion and amortization (other than amortization of debt discount expense), plus

                  (iii) Interest Expense, minus

       (iv) capital expenditures (but excluding therefrom capital expenditures (a) financed with that portion of Revolving Credit Loans converted, or intended or anticipated to be converted, to the Term Loan pursuant to
        Section 2.2(A) hereof, and (b) incurred by the Borrower in order to fund all or any part of the Acquisition).

      The term "Indebtedness" of any entity or consolidated group means, without duplication:

       (i) all obligations, contingent or otherwise, of such entity for borrowed money and all obligations of such entity evidenced by bonds, debentures, notes or other similar instruments;

       (ii) all obligations of such entity as lessee under leases which have been or should be, in accordance with generally accepted accounting principles, recorded as capitalized lease liabilities;

       (iii) all guaranties, whether direct or indirect, secured or unsecured, of Indebtedness of another person by such entity or any of its subsidiaries;

       (iv) net liabilities of such entity under all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and all other agreements or arrangements designed to protect such entity against fluctuations in interest rates or currency exchange rates;

       (v) whether or not so included as liabilities in accordance with generally accepted accounting principles, all obligations of such entity to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a lien on property owned or being purchased by such entity (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such entity or is limited in recourse; and

       (vi) all contingent liabilities of such entity in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any entity shall include its pro rata share of Indebtedness of any partnership or joint venture in which such entity is a general partner or a joint venturer, except that any and all Indebtedness of Oracle Ridge Mining Partners ("Oracle Ridge") shall be excluded from the definition of Indebtedness for purposes of this Agreement, if and so long as the Borrower is not the majority owner of Oracle Ridge, Oracle Ridge is not consolidated with the Borrower for financial reporting purposes, and the Borrower is not legally responsible for said Indebtedness of Oracle Ridge.

  The term "Interest Expense" shall mean, for any Measurement Period of the Borrower, all interest accrued (whether or not actually paid) during such period on Indebtedness of the Borrower and its subsidiaries (determined on a consolidated basis), provided that the term "Interest Expense" also shall include (without limitation) (i) dividends paid on any preferred or special stock issued by the Borrower, (ii) amortized discount in respect to Indebtedness of the Borrower and its subsidiaries issued at a discount and (iii) imputed interest on capitalized lease obligations of the Borrower and its subsidiaries.

  The term "Interest Period" shall mean the period commencing on the date a Borrowing of LIBOR Loans is made and ending on the date, as the Borrower may select, 30 days, 60 days, 90 days or 180 days thereafter; provided, however, that:

  (a) the Borrower may not select an Interest Period that extends beyond the Termination Date; and

  (b) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding
Business Day.

 The term "LIBOR Loan" shall mean either a Revolving LIBOR Loan or a Term LIBOR Loan (each as hereinafter defined), as applicable.

  The term "Loan Document" shall mean any instrument, document, note, agreement, or guaranty delivered to either Lender in connection with the Loans.

  The term "Prime Rate" shall mean the rate of interest per year announced from time to time by Agent called its prime rate, which may or may not at any time be the lowest rate of interest charged by Agent. Changes in the rate of interest resulting from a change in the Prime Rate shall take effect on the date set forth in each announcement.

 The term "Prime Rate Loan" shall mean either a Term Prime Rate
Loan or a Revolving Prime Rate Loan (each as hereinafter defined), as applicable.

  The term "Reference Bank" shall mean Agent.

 The term "Revolving LIBOR Loan" shall mean a  Revolving Credit
Loan bearing interest at a rate determined by reference to Adjusted LIBOR.

  The term "Revolving Prime Rate Loan"shall mean a Revolving Loan bearing interest at a rate determined by reference to the Prime
Rate.

    The term "subsidiary" means any corporation, partnership, joint venture, trust, or other legal entity of which the Borrower owns directly or indirectly 50% or more of the outstanding voting stock or interest, or of which the Borrower has effective control, by contract or otherwise.

  The term "Tangible Net Worth" means, at any date, net stockholders' equity, minus goodwill, patents, trademarks, service marks, trade names, copyrights, and all other intangible assets and all items that are treated as intangible assets under generally accepted accounting principles.

  The term "Termination Date" shall mean June 15, 1998, subject to any extension thereof pursuant to Section 2.1(A) hereof.

  The term "Term LIBOR" Loan" shall mean a Term Loan bearing interest at a rate determined by reference to Adjusted LIBOR.

  The term "Term Prime Rate Loan"shall mean a Term Loan bearing interest at a rate determined by reference to the Prime Rate.

  The term "Unmatured Event of Default" means an event or condition which would become an Event of Default with notice or the passage of time or both.

  SECTION 1.2  APPLICABILITY OF SUBSIDIARY AND AFFILIATE
REFERENCES. Terms hereof pertaining to any subsidiary or affiliate shall apply only during such times as the Borrower has any subsidiary or affiliate.

 SECTION 1.3 ACCOUNTING TERMS. Except as and unless otherwise specifically provided herein, all accounting terms in this Agreement shall have the meanings given to them by generally accepted accounting principles and shall be applied and all reports required by this Agreement shall be prepared, in a manner consistent with generally accepted accounting principles consistently applied.

                        SECTION 2  LOANS

  SECTION 2.1 REVOLVING CREDIT LOANS. Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, agrees to make loans to the Borrower, from time to time from the date of this Agreement through the Termination Date, at such times and in such amounts, not to exceed the amount of each such Lender's Commitment - Revolving Credit, at any one time outstanding, as the Borrower may request (the "Revolving Credit Loan(s)"). During such period, the Borrower may borrow, repay and reborrow hereunder. Each borrowing shall be in the amount of at least $25,000.00 or the remaining unused amount of the Commitment - Revolving Credit. Notwithstanding the generality of the foregoing, neither Lender shall make any Revolving Credit Loans under this Agreement or the Revolving Credit Note (as hereinafter defined) if at any time the sum of: (a) the aggregate principal amount outstanding under the Revolving Credit Notes and due such Lender plus (b) the aggregate face amount of all Letters of Credit (as hereinafter defined) issued by such Lender for the benefit of the Borrower and any drawn and unpaid amounts thereunder equals or exceeds such Lender's Commitment - Revolving Credit.

  SECTION 2.1(A) EXTENSIONS OF THE TERMINATION DATE. The Borrower may advise the Lenders in writing of its desire to extend the Termination Date for an additional one year, provided
(i) such request is made no later than 90 days prior to such Termination Date, (ii) not more than one such request for the extension of the Termination Date may be made in any one calendar year, and (iii) in no event shall the Termination Date be extended beyond June 15, 1999. Each Lender shall notify the Borrower, the other Lender and the Agent, in writing within 45 days after such Lender receives such request from the Borrower, whether such Lender in its sole discretion agrees to such extension. In the event that a Lender shall fail to so notify the Borrower, the other Lender and the Agent within such 45 day period, whether it agrees to such extension, such Lender shall be deemed to have refused to grant the requested extension. Upon receipt by the Borrower, the Agent and all Lenders of the consent of all Lenders within such 45 day period, the Termination Date shall be automatically extended for an additional one year, and the Agent shall confirm such automatic extension in writing to the Borrower and the Lenders. In the event the Borrower and all Lenders do not consent to the requested extension of the Termination Date, such Termination Date shall take place as scheduled.

  SECTION 2.2 REVOLVING CREDIT NOTE. The Revolving Credit Loans shall be evidenced by a revolving credit note (the "Revolving Credit Note"), substantially in the form of Exhibit A, with appropriate insertions, dated the date hereof, payable to the order of each Lender, in the principal amount of the Commitment - Revolving Credit of each such Lender, and with the amounts borrowed and repaid and the balance indorsed on the grid by such Lender. As long as such Lender is the holder of such Revolving Credit Note it may, at its option, in lieu of endorsing the grid, record the amounts borrowed and repaid under and the balance due on the Revolving Credit Note in each such Lender's respective books and records, which books and records may treat each borrowing as a separate Revolving Credit Loan; such endorsement or recording by such Lender shall be rebuttably presumptive evidence of the principal balance due on each Revolving Credit Note. Subject to Section 2.2(A) hereof, the principal of each Revolving Credit Note shall be payable in full on the Termination Date.

  SECTION 2.2(A) CONVERSION OF PORTIONS OF REVOLVING CREDIT LOANS. At any time on or before June 30, 1997, the Borrower may advise the Lenders in writing (the "Conversion Notice(s)") of its election to convert up to $1,000,000 of each Lender's Revolving Credit Loans to such Lender's Term Loan. Any Conversion Notice must be delivered to the Lenders no later than June 15, 1997, and not more than one such election may be made. The Conversion Notice must specify: (i) the amount of each Lender's Revolving Credit Loans to be converted to such Lender's Term Loan (the "Converted Amount", which cannot exceed $1,000,000 and which must be the same amount for each Lender); and (ii) the date on which the Converted Amount is to be converted to the relevant Term Loan, which date (the "Conversion Date") cannot be less than seven nor more than thirty days after the date on which the Conversion Notice(s) is received by the Lenders, but in any event can be no later than June 30, 1997. Any Conversion Notice(s), and the election set forth therein, is irrevocable, but is ineffective if an Event of Default has occurred and is continuing on either the date of the Conversion Notice(s) or the Conversion Date. From and after the Conversion Date, the Converted Amount payable to each Lender shall be and become part of the Term Loan payable to such Lender, and is repayable and bears interest as set forth herein and in the Term Note of such Lender. From and after the Conversion Date, each Lender's Commitment - Revolving Credit is permanently reduced by $1,000,000.

  SECTION 2.3 LETTERS OF CREDIT. Subject to the terms of this Agreement, each Lender shall issue stand-by and/or commercial letters of credit for the account of the Borrower (collectively, the "Letter(s) of Credit"), from time to time from the date of this Agreement through the Termination Date or such later date as may from time to time be agreed upon in writing by the Borrower and the Lenders, with a maturity date on any Letter of Credit no later than the Termination Date, at such times and in such amounts, as the Borrower may request, up to a maximum amount not in excess of: (a) $13,500,000 minus (b) the aggregate amount of Revolving Credit Loans outstanding under the Revolving Credit Notes minus (c) the unexpired portion of all outstanding Letters of Credit and any amount drawn under any such Letters of Credit (including without limitation, any draft drawn under a Letter of Credit and accepted by such Lender for which the Lender has not been reimbursed). At any time the Borrower determines that it desires the issuance of a Letter of Credit, the Borrower may request such Letter of Credit from the Agent, which request shall be in writing and irrevocable as to the Borrower. At the time the Agent receives a request by the Borrower for the issuance of a Letter of Credit, the Agent will inform the Lenders in writing of the request and, subject to the terms hereof and each Lender's respective internal rules regarding the issuance of letters of credit, each Lender will each issue a Letter of Credit for one half the face amount requested by the Borrower. Notwithstanding the generality of the foregoing, neither Lender will issue a Letter of Credit unless the other Lender agrees in writing to simultaneously issue an identical Letter of Credit. The Borrower shall execute, and be subject to, such documentation in form and substance as may be required by each Lender. The Borrower shall pay each Lender its standard fees, charges, commissions, and discounts in connection with any Letter of Credit or any draft drawn under any Letter of Credit, which, subject to the terms and provisions of the forementioned documents, is three-quarters of one percent (3/4%) per annum for each Letter of Credit with a $250.00 minimum, said fee(s) being payable quarterly in arrears. Any draft drawn under a Letter of Credit not paid on or before its maturity shall constitute a Revolving Credit Loan and shall bear interest at the rate and be payable as provided for other Revolving Credit Loans. The Borrower shall not request the issuance of any Letter of Credit and the Lenders shall not issue any Letters of Credit if: (a) the aggregate face amount of all unexpired Letters of Credit issued by all Lenders (including without limitation, any draft drawn under a Letter of Credit and accepted by any Lender for which the Lender has not been reimbursed), equals or exceeds $5,000,000, or (b) issuance of a new Letter of Credit in the amount contemplated by the Borrower would cause the aggregate face amount of all unexpired Letters of Credit issued by all Lenders (including without limitation, any draft drawn under a Letter of Credit and accepted by any Lender for which the Lender has not been reimbursed) to exceed $5,000,000. For all purposes hereof, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder.
  SECTION 2.4 TERM LOAN. Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, agrees to lend to the Borrower, and the Borrower agrees to borrow from each Lender, on the date hereof, the amount of each Lender's Commitment - Term Loan (the "Term Loan"; the Revolving Credit Loans and the Term Loan, collectively, the "Loans"). Any amount of Term Loans repaid may not be reborrowed.

  SECTION 2.5 TERM NOTE. The Term Loan shall be evidenced by a term note (the "Term Note"; the Revolving Credit Notes and the Term Notes, collectively, the "Notes"), substantially in the form of Exhibit B, with appropriate insertions, dated the date hereof, payable to the order of each Lender, in the principal amount of the Commitment - Term Loan of each such Lender. The principal balance of the Term Loan is payable in ten (10) principal payments as follows: (a) one (1) payment in the amount of $500,000, due on December 15, 1996; (b) four (4) payments, each in the amount of $750,000, due on June 15, 1997, December 15, 1997, June 15, 1998 and December 15, 1998; (c) four (4) payments, each in the amount of $1,000,000, due June 15, 1999, December 15, 1999, June 15, 2000 and December 15, 2000; with all then unpaid principal, due in full on June 15, 2001. Provided, however, that if and when any Converted Amount is added to the Term Loans of each Lender pursuant to Section 2.2(A) hereof, that portion of such Term Loans is payable as follows: commencing on the first semi-annual principal payment date (June 15 and December 15) after the Conversion Date, and continuing on each such principal payment date thereafter, each principal payment of the Term Loan and Term Note (as set forth in this Section 2.5) then due shall be increased by an amount equal to ten percent (10.0%) of the Converted Amount.

  SECTION 2.6 GUARANTY. The Loans and all of the Borrower's other liabilities, obligations and indebtedness to each of the Lenders, direct or indirect, absolute or contingent, due or to become due, now or hereafter existing with respect to principal, and interest accrued thereon, whether under this Agreement or any other agreement with either or both of the Lenders or note payable to either or both of the Lenders, shall be guaranteed by:

  (a) Transit Mix Concrete Co., a Colorado corporation ("Transit Mix"), by execution and delivery of a Guaranty in the form of Exhibit C hereto with appropriate insertions (the foregoing Guaranty, and all amendments, restatements, and replacements, if any, thereto or therefor, collectively, the "Transit Mix Guaranty");

  (b) Phoenix Manufacturing, Inc., an Arizona corporation ("Phoenix"), by execution and delivery of a Guaranty in the form of Exhibit D hereto with appropriate insertions (the foregoing Guaranty, and all amendments, restatements, and replacements, if any, thereto or therefor, collectively, the "Phoenix Guaranty");

  (c) Williams Furnace Co., a Delaware corporation ("Williams"), by execution and delivery of a Guaranty in the form of Exhibit E hereto with appropriate insertions (the foregoing Guaranty, and all amendments, restatements, and replacements, if any, thereto or therefor, collectively, the "Williams Guaranty");
  (d) Castle Concrete Company, a Colorado corporation ("Castle"), by execution and delivery of a Guaranty in the form of Exhibit F hereto with appropriate insertions (the foregoing Guaranty, and all amendments, restatements, and replacements, if any, thereto or therefor, collectively, the "Castle Guaranty"); and

  (e) Transit Mix of Pueblo, Inc., a Colorado corporation ("Pueblo"), by execution and delivery of a Guaranty in the form of Exhibit G hereto with appropriate insertions (the foregoing Guaranty, and all amendments, restatements, and replacements, if any, thereto or therefor, collectively, the "Pueblo Guaranty").


                  SECTION 3  INTEREST AND FEES

  SECTION 3.1  INTEREST.  The Borrower may elect that each
Borrowing of Loans be made by means of a Prime Rate Loan or a LIBOR Loan; provided, however, that there shall not be more than six Borrowings of LIBOR Loans outstanding at any time.

  (a) Prime Rate Loans. Each Prime Rate Loan made by the Lenders shall bear interest on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Prime Rate from time to time in effect.

  (b) LIBOR Loans. Each LIBOR Loan made by the Lenders shall bear interest on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable LIBOR Margin from time to time in effect plus the Adjusted LIBOR.

  "Adjusted LIBOR" means, for any Borrowing of LIBOR Loans, a rate per annum determined in accordance with the following formula:

                              LIBOR
  Adjusted LIBOR = 100% - Eurodollar Reserve Percentage

  "LIBOR" means, for an Interest Period for a Borrowing of LIBOR Loans, the rate of interest per annum (rounded upwards, if necessary, to nearest 1/100 of 1%) at which deposits in U.S. dollars in immediately available funds are offered by the Reference Bank at approximately 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by prime banks in the interbank eurodollar market for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the LIBOR Loans scheduled to be made by the Lenders as part of such Borrowing.

  "Eurodollar Reserve Percentage" means, for any Borrowing of LIBOR Loans, the daily average for the applicable Interest Period of the maximum rate at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on "eurocurrency liabilities," as defined in such Board's Regulation D, (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extension of credit or other assets that include loans by non-United States offices of any Lender to United States residents) subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the LIBOR Loans shall be deemed to be "eurocurrency liabilities" as defined in Regulation D.

  (c) Rate Determinations. The Agent shall determine each interest rate applicable to the Loans hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

  SECTION 3.2 MINIMUM AND MAXIMUM BORROWING AMOUNTS. Each Borrowing of Prime Rate Loans (other than an L/C Refinancing Borrowing) shall be in an amount not less than $25,000 or any larger amount that is an integral multiple of $25,000. Each Borrowing of LIBOR Loans shall be in an amount not less than $500,000, or any larger amount that is an integral multiple of $100,000.

  SECTION 3.3 BASIS OF COMPUTATION. Interest on all Loans shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days, including the date a Loan is made and excluding the date a Loan or any portion thereof is paid or prepaid.

  SECTION 3.4 INTEREST PAYMENT DATES. Accrued interest on Prime Rate Loans shall be paid on the fifteenth (15th) day of each March, June, September and December of each year, at maturity and upon payment in full, beginning with the first of such dates to occur after the date of the first such Loan hereunder. Accrued interest on LIBOR Loans shall be paid on the last day of the applicable Interest Period and at maturity and, if the applicable Interest Period is longer than ninety (90) days, on each day occurring ninety (90) days after the date such LIBOR Loan is made. After maturity, whether by acceleration or otherwise, accrued interest on all Loans shall be paid upon demand.

  SECTION 3.5 DEFAULT RATE. If the Borrower is in default under any of the financial requirements set forth in Section 6.4 hereof, or if any payment of principal on any Loan or other monetary obligation is not made when due (whether by acceleration or otherwise), such Loan or other monetary obligation shall bear interest, after as well as before judgment, from the date such payment was due until paid in full, payable on demand, at a rate per annum (the "Default Rate") equal to:

  (a) with respect to any Prime Rate Loan, the sum of two percent (2%) plus the interest rate from time to time in effect with respect to such Prime Rate Loan pursuant to Section 3.1(a);
and

  (b) with respect to any LIBOR Loan, the sum of two percent (2%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2%) plus the Prime Rate from time to time in effect; and

  (c) with respect to other monetary obligations for which a Default Rate is not otherwise specified, the sum of two percent
(2%) plus the Prime Rate from time to time in effect.

  SECTION 3.6  CLOSING FEE.  The Borrower agrees to pay each
Lender, on the date of execution hereof, a closing fee of $6,250.

  SECTION 3.7 COMMITMENT FEE, REDUCTION OF COMMITMENT. The Borrower agrees to pay each Lender a commitment fee (the "Commitment Fee") of three-eighths of one percent (3/8%) per year on the average daily unused amount of each Lender's Commitment Revolving Credit. The Commitment Fee shall commence to accrue on the date of this Agreement and shall be paid on the fifteenth
(15th) day of each March, June, September and December in each year, beginning with the first of such dates to occur after the date of this Agreement, at maturity and upon payment in full. At any time or from time to time, upon at least ten days' prior written notice, which shall be irrevocable, the Borrower may reduce each Lender's Commitment - Revolving Credit in the amount of at least $25,000.00 or in full, provided, however, that all such reductions of Commitment - Revolving Credit shall reduce the Commitment - Revolving Credit of each Lender on a pro rata basis based on the Commitment - Revolving Credit of each Lender immediately prior to such reduction. Upon any such reduction of any part of the unused Commitment - Revolving Credit, the Commitment Fee on the part reduced shall be paid in full as of the date of such reduction.

  SECTION 3.8 ADMINISTRATIVE AGENT FEE. The Borrower agrees to pay the Agent an administrative agent fee of $2,500.00 per year. Such administrative agent fee shall be paid in arrears in four
(4) equal payments of $625.00 due on March 15, June 15, September 15 and December 15 of each year. The first such payment shall be due on December 15, 1996

              SECTION 4  PAYMENTS AND PREPAYMENTS.

  SECTION 4.1 PAYMENTS. All payments and prepayments of principal, interest, closing fees and Commitment Fee shall be made in immediately available funds to each respective Lender at its main banking office in Chicago, Illinois.

 SECTION 4.2 MANNER OF BORROWING. The Borrower shall give the Agent written or telephonic prior irrevocable notice (a "Borrowing Notice") by 11:00 a.m., Chicago, Illinois time, (i) on the date at least three (3) Business Days prior to the date of each requested Borrowing of LIBOR Loans and (ii) on the date of any requested Borrowing of Prime Rate Loans. Each such notice shall specify the date of Borrowing, which must be a Business Day, the aggregate amount of the requested Borrowing, the type of Loans to comprise such Borrowing and, if such Borrowing is to be comprised of LIBOR Loans, the Interest Period applicable thereto. The Agent will then notify the Lenders in writing or by telephone by 12:00 noon on the date of receipt of the foregoing notice (which such notice in the case of LaSalle Bank, if it relates to Revolving Credit Loan Borrowings constituting Prime Rate Loans, may be made before or after Northern has funded its 50% portion of such requested Loans) and, if such notice requests the Lenders to make LIBOR Loans, the Agent shall give notice to the Borrower and to the Lenders of the interest rate applicable thereto
promptly after the Agent has made such determination.   The
Lenders, on the date of Borrowing of any Revolving Credit Loan, shall each remit 50% of any requested Revolving Credit Loan to the Borrower's account, except to the extent such Borrowing is either a reborrowing, in whole or in part, of the principal amount of a maturing Borrowing of Loans (a "Refunding Borrowing") or an L/C Refinancing Borrowing, in which case each Lender shall record the Loan made by it as a part of such Refunding Borrowing or L/C Refinancing Borrowing, as the case may be, on its books or records or on a schedule to the appropriate Note, and shall effect the repayment, in whole or in part, as appropriate, of its maturing Loan or reimbursement obligation through the proceeds of such new Loan. At the time Northern has made a Revolving Credit Loan, LaSalle Bank shall be deemed to have funded its 50% share of such Revolving Credit Loan and the obligation to remit to Northern on such day its 50% of the Revolving Credit Loan shall be absolute and irrevocable. Each borrowing from the Lenders under this Agreement shall be made on a pro rata basis of their respective Commitment - Revolving Credit and Commitment - Term Loan. Each payment and prepayment made by the Borrower shall be made to the Lenders pro rata on the basis of the respective amounts of the Loans outstanding immediately prior to such payment or prepayment. In the event the Borrower fails to give notice pursuant to this Section 4.2 of the reborrowing of the principal amount of any maturing Borrowing or of a Borrowing to refinance a reimbursement obligation with respect to a Letter of Credit (an "L/C Refinancing Borrowing") and has not notified the Agent by 11:00 a.m. (Chicago time) on the day such Borrowing matures or such reimbursement obligation becomes due that it intends to repay such Borrowing or such reimbursement obligation with funds not borrowed hereunder, the Borrower shall be deemed to have requested a Borrowing of Prime Rate Loans on such day in the amount of the maturing Borrowing or of the reimbursement obligation then due, which new Borrowing shall be applied to pay, as the case may be, the maturing Borrowing or reimbursement obligation then due.

 Each LIBOR Loan shall mature and become due and payable by the Borrower on the last day of the Interest Period applicable thereto.

  SECTION 4.3 CHANGE IN CIRCUMSTANCES, ETC. (a) The Borrower agrees to pay to each Lender such amounts as will compensate each Lender for any increase in the cost to such Lender of making or maintaining any Loans hereunder or of maintaining its Commitment
- Revolving Credit to make Revolving Credit Loans hereunder, caused by any change in any reserve, tax, capital guidelines, special deposit, or similar requirement with respect to assets of, deposits with or for the account of, or credit extended by, or commitments extended by, such Lender which are imposed on such Lender and which are caused by any change in law, treaty, rule, regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), any interpretation thereof by any governmental, fiscal, monetary or other authority charged with the administration thereof or having jurisdiction over such Loan or such Lender, or any requirement imposed by any such authority, whether or not having the force of law. Such additional amounts shall be payable on demand. Such Lender's calculation of such additional amounts shall be final and binding absent manifest error.

  (b) Notwithstanding any other provisions of this Agreement or any Note, if at any time after the date hereof any change in applicable law or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain LIBOR Loans or to give effect to its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower, with a copy to the Agent and the other Lender, and such Lender's obligations to make or maintain LIBOR Loans under this Agreement shall terminate until it is no longer unlawful for such Lender to make or maintain LIBOR Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected LIBOR Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected LIBOR Loan from such Lender by means of a Prime Rate Loan from such Lender that shall not be made ratably by the Lenders but only from such affected Lender.

   (c) If on or prior to the first day of any Interest Period for any Borrowing of LIBOR Loans:

     (i)  The Agent advises the Borrower that deposits in United
States Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market, for such Interest
Period, or

     (ii) either Lender advises the Borrower that LIBOR as determined by the Agent will not adequately and fairly reflect the cost to such Lender of funding its LIBOR Loans for such Interest Period, then, until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make LIBOR Loans shall be suspended.

  SECTION 4.4 FUNDING INDEMNITY. In the event any Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

  (a) any payment (including prepayment) of a LIBOR Loan on a date other than the last day of its Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provisions of this Agreement, or

  (b) any failure (because of a failure to meet the conditions of borrowing or otherwise) by the Borrower to borrow a LIBOR Loan on the date specified in a Borrowing Notice,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Agent and the other Lender, a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be deemed rebuttably presumptive evidence of the correctness thereof.

  SECTION 4.5 DISCRETION OF LENDERS AS TO MANNER OF FUNDING. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Lender had actually funded and maintained each LIBOR Loan through the purchase of deposits in the relevant market having a maturity corresponding to such Loan's Interest Period and bearing an interest rate equal to LIBOR, for such Interest Period.

  SECTION 4.6 PREPAYMENTS. The Borrower shall have the privilege of prepaying without premium or penalty and in whole or in part (but, if in part, then: (i) in an amount not less than $250,000 and in integral multiples of $25,000 in the case of Prime Rate Loans, and in an amount not less than $500,000 and in integral multiples of $100,000 in the case of LIBOR Loans and
(ii) in an amount such that the minimum amount required for a Borrowing pursuant to Section 3.2 hereof remains outstanding) on any Business Day upon prior notice to the Lenders which must be received by the Lenders by no later than 11:00 a.m. (Chicago time) on the date of such prepayment in the case of Prime Rate Loans and by no later than 11:00 a.m. (Chicago time) on the date three Business Days in advance of the date of such prepayment in the case of LIBOR Loans, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of LIBOR Loans, any compensation required by Section 4.4 hereof. Partial prepayments of any outstanding type of Loan shall be applied to the various Borrowings thereof in the inverse order of their maturity. Partial prepayments of the Term Loans shall be applied to installments thereof in the inverse order of their maturity. Unless otherwise designated by the Borrower, prepayments of any outstanding type of Loan shall be deemed paid with respect to such Loans which are Prime Rate Loans.

  SECTION 4.7 MANDATORY REPAYMENT. If at any given time from and after the date of this Agreement, the amount of Revolving Credit Loans plus all outstanding and unpaid Letters of Credit issued by all Lenders exceeds the then aggregate amount of the Commitments-Revolving Credit of all Lenders, THEN the Borrower shall immediately repay to the Lenders that amount necessary to reduce the unpaid and outstanding principal amount of the Revolving Credit Loans such that the amount of Revolving Credit Loans plus all outstanding and unpaid Letters of Credit issued by all Lenders is equal to or less than the then aggregate amount of the Commitments-Revolving Credit of all Lenders. All repayments of principal under this Section 4.7 shall include interest accrued to the date of repayment on the principal amount repaid.

            SECTION 5  REPRESENTATIONS AND WARRANTIES

     To induce each Lender to make each of the Loans, the Borrower represents and warrants, and at the time the Borrower requests or accepts any Loan, the Borrower shall be deemed to represent and warrant, to each Lender that:

  SECTION 5.1 ORGANIZATION. The Borrower is a corporation existing and in good standing under the laws of the state of Delaware; any subsidiary is a corporation duly existing and in good standing under the laws of the state of its formation as indicated on Exhibit H; the Borrower and any subsidiary are duly qualified, in good standing and authorized to do business in each jurisdiction where, because of the nature of their activities or properties, such qualification is required and failure to qualify could have a material adverse effect on the Borrower and its Subsidiaries taken as a whole; and the Borrower and any subsidiary have the power and authority to own their properties and to carry on their businesses as now being conducted.

  SECTION 5.2 AUTHORIZATION; NO CONFLICT. The borrowings hereunder, the execution and delivery of the Notes and the performance by the Borrower of its obligations under this Agreement and the Notes are within the Borrower's corporate powers, have been authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required) and do not and will not contravene or conflict with any provision of law or of the charter or by-laws of the Borrower or any subsidiary or of any agreement binding upon the Borrower or any subsidiary.

  SECTION 5.3 FINANCIAL STATEMENTS. The Borrower's audited consolidated financial statement as at December 30, 1995 and its unaudited consolidated financial statement as at June 29, 1996, copies of which have been furnished to the Agent, have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year, and accurately present the financial condition of the Borrower and any subsidiary as at such dates and the results of their operations for the respective periods then ended. Since the date of those financial statements, no material, adverse change in the business, properties, assets, operations, conditions or prospects of the Borrower or any subsidiary has occurred of which the Agent has not been advised in writing before this Agreement was signed. There is no known contingent liability of the Borrower or any subsidiary which is known to be in an amount in excess of $100,000.00 which is not reflected in such financial statements or in Exhibit J hereto or of which the Agent has not been advised in writing before this Agreement was signed.

  SECTION 5.4 TAXES. The Borrower and any subsidiary have filed or caused to be filed all federal, state and local tax returns which, to the knowledge of the Borrower or any subsidiary, are required to be filed, and have paid or have caused to be paid all taxes as shown on such returns or on any assessment received by them, to the extent that such taxes have become due (except for current taxes not delinquent and taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been provided on the books of the Borrower or the appropriate subsidiary, and as to which no foreclosure, distraint, sale or similar proceedings have been commenced). The Borrower and any subsidiary have set up reserves which are adequate for the payment of additional taxes for years which have not been audited by the respective tax authorities.

  SECTION 5.5 LIENS. None of the assets of the Borrower or any subsidiary are subject to any mortgage, pledge, title retention lien, or other lien, encumbrance or security interest, except for: (a) current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings; (b) liens arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings, but not involving any deposits or advances or borrowed money or the deferred purchase price of property or services; (c) to the extent specifically shown in the financial statements referred to above; and (d) liens existing on the date hereof as listed in
Exhibit I hereto.

  SECTION 5.6 ADVERSE CONTRACTS. Neither the Borrower nor any subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction, nor is it subject to any judgment, decree or order of any court or governmental body, which may have a material and adverse effect on the business, assets, liabilities, financial condition, operations or business prospects of the Borrower and its subsidiaries taken as a whole or on the ability of the Borrower to perform its obligations under this Agreement or the Notes. Neither the Borrower nor any subsidiary has, nor with reasonable diligence should have had, knowledge of or notice that it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any such agreement, instrument, restriction, judgment, decree or order.

  SECTION 5.7 REGULATION U. The Borrower is not engaged principally in, nor is one of the Borrower's important activities, the business of extending credit for the purpose of purchasing or carrying "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereinafter in effect.

  SECTION 5.8 LITIGATION AND CONTINGENT LIABILITIES, No litigation (including derivative actions), arbitration proceedings or governmental proceedings are pending or threatened against the Borrower which would (singly or in the aggregate), if adversely determined, have a material and adverse effect on the financial condition, continued operations or prospects of the Borrower or any subsidiary, except as set forth (including estimates of the dollar amounts involved) in Exhibit J hereto.

  SECTION 5.9 SUBSIDIARIES. Attached hereto as Exhibit H is a correct and complete list of all subsidiaries and affiliates of the Borrower.

 SECTION 5.10 PURPOSE. The Borrower shall use the proceeds of the Loans to refinance the amounts owing under the Prior
Documents, to finance the Acquisition, for working capital purposes, and for general corporate purposes, including capital expenditures.

                      SECTION 6  COVENANTS

  Until all obligations of the Borrower hereunder and under the Notes are paid and fulfilled in full, and as a condition precedent to the Borrower requesting the Term Loans and any Revolving Credit Loan, the Borrower agrees that it shall, and shall cause any subsidiary to, comply with the following covenants, unless the Lenders consent otherwise in writing:

  SECTION 6.1 CORPORATE EXISTENCE, MERGERS, ETC. The Borrower and any subsidiary shall preserve and maintain its corporate existence, rights, franchises, licenses and privileges, and will not liquidate, dissolve, or merge, or consolidate with or into any other corporation, or sell, lease, transfer or otherwise dispose of all or a substantial part of its assets, except that:

 (a) Any subsidiary may merge or consolidate with or into any one or more wholly-owned subsidiaries;

  (b) Any subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Borrower or one or more wholly-owned subsidiaries; and

  (c) The Borrower may liquidate, dissolve, sell, lease, transfer, or otherwise dispose of the net assets of any subsidiary whose net assets constitute ten percent (10%) or less of the Borrower's consolidated net assets. For purposes of this Section 6.1(c), the Borrower's consolidated net assets shall be determined immediately prior to any such liquidation, dissolution, sale, lease, transfer, or other disposition, and the ten percent limitation applies on a cumulative basis to all such dispositions during the period beginning on the date hereof and ending on the Termination Date.

                      SECTION 6.2  REPORTS,  CERTIFICATES  AND
  OTHER INFORMATION. The Borrower shall furnish to Agent, with sufficient copies for each Lender:

  (a) Interim Reports. Within 45 days after the end of each quarter of each fiscal year of the Borrower, a copy of an unaudited financial statement of the Borrower and any subsidiary prepared on a consolidated basis consistent with the audited consolidated financial statements of the Borrower and any subsidiary referred to above, signed by an authorized officer of the Borrower and consisting of at least (i) a balance sheet as at the close of such quarter and (ii) a statements of earnings and cash flows for such quarter and for the period from the beginning of such fiscal year to the close of such quarter.

  (b) Audit Report. Within 100 days after the end of each fiscal year of the Borrower, a copy of an annual audit report of the Borrower and any subsidiary prepared on a consolidated basis and in conformity with generally accepted accounting principles applied on a basis consistent with the audited consolidated financial statements of the Borrower and any subsidiary referred to above, duly certified by independent certified public accountants of recognized standing satisfactory to the Lender, accompanied by an opinion without significant qualification.

  (c) Certificates. Contemporaneously with the furnishing of a copy of each quarterly report provided for in this Section, a certificate dated the date of such quarterly report and signed by either the President, the Chief Accounting officer or the Treasurer of the Borrower, to the effect that no Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it, and containing (except in the case of the certificate dated the date of the annual report) a computation of, and showing compliance with, any financial ratio or restriction contained in this Agreement, and also containing a description of the amount and type of capital expenditures which are excluded from capital expenditures pursuant to the parenthetical in clause (iv) of the definition of Income Available for Fixed Charges.

  (d) Reports to SEC and to Shareholders. Copies of each filing and report made by the Borrower or any subsidiary with or to any securities exchange or the Securities and Exchange Commission, except in respect of any single shareholder, and of each communication from the Borrower or any subsidiary to Borrower's shareholders generally, promptly upon the filing or making thereof.

  (e) Notice of Default, Litigation and ERISA Matters. Immediately upon learning of the occurrence of any of the following, written notice describing the same and the steps being taken by the Borrower or any subsidiary affected in respect thereof: (i) the occurrence of an Event of Default or an Unmatured Event of Default; or (ii) the institution of, or any adverse determination in, any litigation, arbitration or governmental proceeding which is material to the Borrower or any subsidiary on a consolidated basis; or (iii) the occurrence of a reportable event under, or the institution of steps by the Borrower or any subsidiary to withdraw from, or the institution of any steps to terminate, any employee benefit plans as to which the Borrower or any of its subsidiaries may have any liability.

  (f) Subsidiaries. Promptly from time to time a written report of any changes in the list of its subsidiaries.
  (g) Other Information. From time to time such other information, financial or otherwise, concerning the Borrower or any subsidiary as the Agent or either Lender may reasonably request.

    SECTION 6.3 INSPECTION. The Borrower and any subsidiary shall permit the Agent or any Lender and their agents at any time during normal business hours to inspect their properties and to inspect and make copies of their books and records.

  SECTION 6.4 FINANCIAL REQUIREMENTS. Until all of the obligations of the Borrower under this Agreement and the Notes are fully paid and performed, neither the Borrower nor any subsidiary will, unless at any time both Lenders shall otherwise expressly consent in writing:

  (a) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio, as determined as of December 28, 1996 and as of the end of each fiscal quarter thereafter of the Borrower's fiscal year, in all instances for the period of the four fiscal quarters then ending, to be less than 1.25:1.0;

  (b) Current Ratio. Permit the ratio of consolidated current assets to current liabilities (with current liabilities not including the final installment on the Term Loans due on June 15, 2001) as determined as of the end of each fiscal quarter of the Borrower's fiscal year, to be less than 1.75:1.0;

  (c) Tangible Net Worth. Permit the Borrower's consolidated Tangible Net Worth, determined as of the end of each fiscal quarter of the Borrower's fiscal year, to be less than $25,000,000, plus fifty percent (50%) of the Borrower's cumulative consolidated net income (disregarding losses) for all periods subsequent to December 28, 1996.

  (d) Leverage Ratio. Permit the Borrower's ratio of (i) consolidated Funded Debt as at the end of each fiscal quarter of the Borrower's fiscal year, to (ii) EBITDA for the Measurement Period ending at the last day of such quarter, to exceed 2.5:1.0 as at the end of each fiscal quarter ending after September 28, 1996.

  SECTION 6.5 INDEBTEDNESS, LIENS AND TAXES. The Borrower and any subsidiary shall:

  (a) Indebtedness. Not incur, permit to remain outstanding, assume or in any way become committed for Indebtedness in respect of borrowed money, except (i) Indebtedness incurred hereunder or to either Lender; (ii) Indebtedness existing on the date of this Agreement shown on the financial statements furnished to both Lenders before this Agreement was signed;
  (iii) other Indebtedness existing on the date hereof as listed in Exhibit K hereto; (iv) other Indebtedness to which the Lenders give the Borrower prior written consent; and (v) Indebtedness in the aggregate amount not greater than five percent (5%) of the Tangible Net Worth of the Borrower at any time or from time to time.

  (b) Liens. Not create, suffer or permit to exist any lien or encumbrance of any kind or nature upon any of their assets now or hereafter owned or acquired, or acquire or agree to acquire any property or assets of any character under any conditional sale agreement or other title retention agreement, but this Section shall not be deemed to apply to: (i) liens existing on the date of this Agreement which are listed on Exhibit I hereto or of which the Lenders have been advised in writing before this Agreement was signed; (ii) liens of landlords, contractors, laborers or supplement, tax liens, or liens securing performance or appeal bonds or other similar liens or charges arising out of the Borrower's business, provided that tax liens are removed before related taxes become delinquent and other liens are promptly removed, in either case unless contested in good faith and by appropriate proceedings, and as to which adequate reserves shall have been established; and
  (iii) liens securing borrowings or advances from the Borrower to wholly-owned subsidiaries.

  (c) Taxes. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon them, upon their income or profits or upon any properties belonging to them, prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies when due, except that no such tax, assessment, charge, levy or claim need be paid which is being contested in good faith by appropriate proceedings and as to which adequate reserves shall have been established, and as to which no foreclosure, distraint, sale or similar proceedings have commenced.

  (d) Keep Well Agreements. Except as set forth in Exhibit J hereto, not assume, guarantee, indorse or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to the obligation of any other person or entity, except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business and except as permitted by this Agreement.

       SECTION 6.6 INVESTMENTS AND LOANS. Neither the Borrower nor any subsidiary shall make any loan, advance, extension of credit or capital contribution to, or purchase or otherwise acquire for a consideration, evidences of indebtedness, capital stock or other securities of, or all or substantially all of the assets of, any person in an aggregate amount greater than $1,500,000 (as determined for the period beginning on the date hereof and ending on the Termination Date), except that the Borrower and any subsidiary may:

  (a) purchase or otherwise acquire and own short-term money market items;

  (b) extend credit upon customary terms to their customers in the ordinary course of their business; and

  (c) extend credit to officers and employees in accordance with policies in effect on the date of this Agreement of which the Lenders have been advised in writing.

       SECTION 6.7 CAPITAL STRUCTURE AND DIVIDENDS. Neither the Borrower nor any subsidiary shall purchase or redeem, or obligate itself to purchase or redeem, any shares of the Borrower's capital stock, of any class, issued and outstanding from time to time, provided, however, that the Borrower may purchase an amount of shares of the Borrower's capital stock in a total amount not to exceed $1,000,000 in the aggregate (as determined for the period beginning on the date hereof and ending on the Termination Date); or declare or pay any dividend (other than dividends payable in its own common stock or to the Borrower) or make any other distribution in respect of such shares other than to the Borrower. The Borrower shall continue to own, directly or indirectly, the same (or greater) percentage of the stock of each subsidiary that it held on the date of this Agreement, and no subsidiary shall issue any additional securities other than to the Borrower.

  SECTION 6.8 MAINTENANCE OF PROPERTIES. The Borrower and any subsidiary shall maintain, or cause to be maintained, in good repair, working order and condition, all their properties (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

  SECTION 6.9 INSURANCE. The Borrower and any subsidiary shall maintain insurance in responsible companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general area in which the Borrower or its subsidiaries operate. The Lenders agree that the Borrower may self-insure certain risks and that the levels of such self-insurance shall be reasonably and prudently determined solely by the Borrower.

  SECTION 6.10  USE OF PROCEEDS.

  (a) General. The Borrower and any subsidiary shall not use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying any margin stock' within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System, as amended from time to time. If requested by either Lender, the Borrower and any subsidiary will furnish to such Lender a statement in conformity with the requirements of Federal Reserve Form U-1 to the foregoing effect. No part of the proceeds of the Loans will be used for any purpose which violates or is inconsistent with the provisions of Regulation U or X of the Board of Governors.

   (b) Tender Offers and Going Private. Neither the Borrower nor any subsidiary shall use (or permit to be used) any proceeds of the Loans to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended, or any regulations or rulings thereunder.

 SECTION 6.11 PURPOSE. The Borrower shall use the proceeds of the Loans as set forth in Section 5.10 above.

     SECTION 6.12 ACCOUNTING PERIODS. The Borrower shall not alter the method by which it establishes the dates on which its fiscal year and fiscal quarters end without prior written notice to the Agent.

                SECTION 7  CONDITIONS OF LENDING

     The obligation of each Lender to make the Term Loan and each of the Revolving Credit Loans is subject to the following conditions precedent:

  SECTION 7.1 DOCUMENTATION; FIRST LOAN. In addition to the conditions precedent set forth in Section 7.2 hereinbelow, the obligation of both Lenders to make the Term Loan and the first Revolving Credit Loan is subject to the conditions precedent that both Lenders shall have received all of the following, each duly executed and dated the date of this Agreement, in form and substance satisfactory to the Lenders and their counsel, at the expense of the Borrower, and in such number of signed counterparts as each Lender may request (except for the Notes, of which only the original of each shall be signed):

  (a) Revolving Credit Note. Revolving Credit Notes in the form of Exhibit A, with appropriate insertions, each payable to each Lender for the face amount of such Lender's Commitment
  - Revolving Credit;

  (b) Term Note. Term Notes in the form of Exhibit B, with appropriate insertions, each payable to each Lender for the face amount of such Lender's Commitment - Term Loan;

  (c) Resolutions. A copy of a resolution of the Board of Directors of the Borrower authorizing or ratifying the execution, delivery and performance, respectively, of this Agreement, the Notes and the other documents provided for in this Agreement, certified by the Secretary of the Borrower; copies of the resolutions of the Board of Directors of each subsidiary authorizing or ratifying the execution, delivery and performance of its guaranty, certified by its Secretary;

  (d) Articles of Incorporation and By-laws; Good Standing Certificates. A copy of the articles of incorporation and by laws of the Borrower and each subsidiary, certified by the Secretary of the Borrower and each subsidiary, respectively, or, in lieu thereof, certification by the Secretary of the Borrower and each subsidiary that there have been no changes to said articles of incorporation and by-laws since the date(s) when certified copies thereof were last furnished to the Lenders; good standing certificates issued by the Secretary of State of each state in which the Borrower or such subsidiary is incorporated and qualified to do business;

  (e) Certificates of Incumbency. A certificate of the Secretary of the Borrower and each subsidiary certifying the names of the officer or officers of the Borrower or such subsidiary authorized to sign this Agreement, the Notes, its guaranty and the other documents provided for in this Agreement to be signed by the Borrower and such subsidiary, together with a sample of the true signature of each such officer (the Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein);

  (f) Guaranties. The Transit Mix Guaranty in the form of Exhibit C, with appropriate insertions; the Phoenix Guaranty in the form of Exhibit D, with appropriate insertions; the Williams Guaranty in the form of Exhibit E, with appropriate insertions; and the Castle Guaranty in the form of Exhibit F, and the Pueblo Guaranty in the form of Exhibit G with appropriate insertions;

  (g) Certificate of No Default. A certificate signed by the Chairman of the Board of Directors, the Chief Financial Officer, the Treasurer or the Secretary of the Borrower to the effect that: (i) no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the making of the Term Loan and the first Revolving Credit Loan; and (ii) the representations and warranties of the Borrower contained herein are true and correct as at the date of the Term Loan and the first Revolving Credit Loan as though made on that date;

 (h) Opinion of Counsel to the Borrower and Subsidiaries. An opinion of counsel to the Borrower and its subsidiaries to such effect as the Lenders may require;

  (i) Acquisition Agreement. A certified copy of the Acquisition Agreement;

  (j) Acquisition. The Agent shall have received evidence, reasonably satisfactory to the Agent, that the Acquisition has been completed on terms and conditions satisfactory to the Lenders;

  (k) Certificate of Financial Compliance. A certificate signed by the Chairman of the Board of Directors, the Chief Financial Officer, the Treasurer or the Secretary of the Borrower, showing that as of September 28, 1996, the Borrower was in full compliance with any financial ratio or restriction contained in the Original Agreement and also containing a description of the amount and type of capital expenditures which are excluded from capital expenditures pursuant to the parenthetical in clause (iv) of the definition of Income Available for Fixed Charges as set forth in the Original Agreement; and

  (l) Miscellaneous. Such other documents and certificates as the Agent or the Lenders may request.

    SECTION 7.2  REPRESENTATIONS AND WARRANTIES: NO DEFAULT.

  (a) Representations and Warranties. At the date of the Term Loan and each Revolving Credit Loan, the Borrower's representations and warranties set forth herein shall be true and correct as at such date with the same effect as though those representations and warranties had been made on and as at such date.

  (b) No Default. At the time of the Term Loan and each Revolving Credit Loan, and immediately after giving effect to the Term Loan and each Revolving Credit Loan, the Borrower shall be in compliance with all the terms and provisions set forth herein on its part to be observed or performed, and no Event of Default or Unmatured Event of Default shall have occurred and be continuing at the time of any Loan, or would result from the making of any Loan.

     SECTION 7.3 SUCCEEDING LOANS. The application by the Borrower for any Revolving Credit Loan other than the first shall be deemed a representation and warranty by the Borrower that the statements in Section 7.2 are true and correct on and as of the date of each such Loan.

                       SECTION 8  DEFAULT

  SECTION 8.1 EVENTS OF DEFAULT. Each of the following occurrences is hereby defined as an "Event of Default":

 (a) Nonpayment or Non-Compliance with Financial Requirements. The Borrower shall fail to make any payment of principal, interest, or other amounts payable hereunder when and as due, or shall fail to be in compliance with any of the Financial requirements set forth at Section 6.4 hereof; or

  (b) Default under Related Documents. Any default, event of default, or similar event shall occur or continue beyond any applicable grace or notice period under any Loan Document, or any Loan Document shall not be, or shall cease to be, enforceable in accordance with its terms; or

  (c) Cross-Default. There shall occur any default or event of default, or any event which might become such with notice or the passage of time or both, or any similar event, or any event which requires the prepayment of borrowed money or the acceleration of the maturity thereof, under the terms of any evidence of indebtedness or other agreement issued or assumed or entered into by the Borrower or any subsidiary or under the terms of any indenture, agreement or instrument under which any such evidence of indebtedness or other agreement is issued, assumed, secured or guaranteed, and such event shall continue beyond any applicable period of grace; or

  (d) Dissolutions, etc, The Borrower shall fail to comply with any provision concerning its existence or that of any subsidiary or any prohibition against dissolution, liquidation, merger, consolidation or sale of assets; or

  (e) Warranties. Any representation, warranty, schedule, certificate, financial statement, report, notice or other writing furnished by or on behalf of the Borrower or to the Agent or to either Lender is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified; or

  (f) Change in Control. A transfer of or an accumulation of a majority of the outstanding capital stock of the Borrower shall be acquired, directly or indirectly, by a person or entity, or group of persons or entities acting in concert, who own on the date hereof less than 5% of such voting stock; or

  (g) ERISA. Any reportable event shall occur under the Employee Retirement Income Security Act of 1974, as amended, in respect of any employee benefit plan maintained for employees of the Borrower or any subsidiary; or

  (h) Litigation. Any suit, action or other proceeding (judicial or administrative) commenced against the Borrower or any subsidiary, or with respect to any assets of the Borrower or any subsidiary, shall threaten to have a material and adverse effect on the future operations of the Borrower or any subsidiary; or a final judgment or settlement shall be entered in, or agreed to in respect of, any such suit, action or proceeding and said final judgment or settlement is for or in an amount which would have a material adverse effect on the Borrower and its subsidiaries taken as a whole; or

  (i) Noncompliance with this Agreement. The Borrower shall fail to comply with any material provision hereof, which failure does not otherwise constitute an Event of Default, and such failure shall continue for thirty days after notice thereof to the Borrower by the Agent or either Lender or any other holder of a Note; or

  (j) Guaranty. Any guaranty of the Loans (specifically including but not limited to the Transit Mix Guaranty, the Phoenix Guaranty, the Williams Guaranty, the Castle Guaranty or the Pueblo Guaranty) shall be repudiated or become unenforceable or incapable of performance; or

  (k) Voluntary Bankruptcy. The Borrower or any subsidiary shall file a petition or answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy law or other similar law, or the Borrower or any subsidiary shall consent to the institution of proceedings thereunder or the filing of any such petition or to the appointment or taking possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Borrower or any subsidiary; or

  (l) Involuntary Bankruptcy. There shall be entered a decree or order by a court constituting an order for relief in respect of the Borrower or any subsidiary under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Borrower or any subsidiary or of any substantial part of their respective properties, or ordering the winding-up of or liquidation of the affairs of the Borrower or any subsidiary and any such decree or order shall continue unstayed and in effect for a period of forty-five
  (45) consecutive calendar days; or

  (m) Insolvency. The Borrower or any subsidiary shall become insolvent or shall fail or be unable to pay its debts as they mature, shall admit in writing its inability to pay its debts as they mature, shall make a general assignment for the benefit of its creditors, shall enter into any composition or similar agreement, or shall suspend the transaction of all or a substantial portion of its usual business.

                      SECTION 8.2  REMEDIES.  Upon the
  occurrence of any Event of Default set forth in subsections
  (a)-(j) of Section 8.1 and during the continuance thereof, Agent shall, at the request of, or may, with the consent of the Lenders declare the Notes and any other amounts owed to the Lenders, including without limitation any accrued but unpaid Commitment Fee, to be immediately due and payable, whereupon the Notes and any other amounts owed to the Lenders shall forthwith become due and payable. Upon the occurrence of any Event of Default set forth in subsections (k)
(m) of Section 8.1, all of the Notes and any other amounts owed to both Lenders, including without limitation any accrued but unpaid Commitment Fee, shall be immediately and automatically due and payable without action of any kind on the part of either Lender or any other holder of a Note. Upon the occurrence of any Event of Default, any obligation of either Lender to make Loans shall immediately and automatically terminate without action of any kind on the part of the Agent or either Lender until such Event of Default is waived by the Lenders, if ever. The Borrower expressly waives presentment, demand, notice or protest of any kind in connection herewith. The Agent shall promptly give the Borrower written notice of any such declaration, but failure to do so shall not impair the effect of such declaration. No delay or omission on the part of the Agent, the Lenders or any holder of a Note in exercising any power or right hereunder or under such Note shall impair such right or power or be construed to be a waiver of any Event of Default or any acquiescence therein, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof, or the exercise of any other power or right.

                      SECTION 9  THE AGENT

  SECTION 9.1 APPOINTMENT AND AUTHORIZATION. Each Lender hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Documents or otherwise exist against the Agent.

  SECTION 9.2 DELEGATION OF DUTIES. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

  SECTION 9.3  LIABILITY OF AGENT.   None of the Agent-Related
Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower, or any subsidiary or affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of the Borrower's subsidiaries or affiliates.

  SECTION 9.4 RELIANCE BY AGENT. (a) the Agent shall be entitled to rely, and shall be fully protected in relying upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document until it shall have first received such advice or concurrence of the Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders.

     (b) for purposes of determining compliance with the conditions specified in Section 7.1 hereof, each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

  SECTION 9.5 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default, except with regard to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a "notice of default." The Agent shall promptly notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Event of Default as may be requested by the Lenders in accordance with Section 8 hereof; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

  SECTION 9.6 CREDIT DECISION. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower and its subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower which may come into the possession of any of the Agent Related Persons.

  SECTION 9.7 INDEMNIFICATION OF AGENT. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including legal fees) of any kind or nature whatsoever which may at any time (including at any time following the repayment of the Loans, the termination of the Letters of Credit or the resignation or replacement of the Agent) be imposed on, incurred by or asserted against such Agent-Related Persons in any way relating to or arising out of this Agreement, or any Loan document, or any of the transactions contemplated hereby, or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding relating to or arising out of this Agreement or the Loans or the Letters of Credit or the use of the proceeds thereof, whether or not the Agent-Related Person so indemnified is a party thereto; provided, however, that the Lenders shall have no obligation hereunder to indemnify any Agent-Related Person under this Section 9.7 with respect to obligations resulting solely from the gross negligence or willful misconduct of such Agent-Related Person. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including legal fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the payment of all obligations hereunder and the resignation or replacement of the Agent.

  SECTION 9.8 AGENT IN INDIVIDUAL CAPACITY. Northern and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its subsidiaries and affiliates as though Northern were not the Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Northern or its affiliates may receive information regarding the Borrower or its subsidiaries (including information that may be subject to confidentiality obligations in favor of the Borrower or such subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, Northern shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent.

  SECTION 9.9 SUCCESSOR AGENT. The Agent may, and at the request of the Lenders shall, resign as Agent upon 30 days' notice to the Lenders. If the Agent resigns under this Agreement, the Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the applicable provisions of this
Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by its while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Lenders appoint a successor agent as provided for above.

                    SECTION 10  MISCELLANEOUS

  SECTION 10.1 WAIVER OF DEFAULT. The Lenders may, by written notice to the Borrower, at any time and from time to time, waive any default in the performance or observance of any condition, covenant or other term hereof, or any Event of Default, which shall be for such period and subject to such conditions as shall be specified in any such notice. In the case of any such waiver, the Lenders and the Borrower shall be restored to their former position and rights hereunder and under the Notes, respectively, and any default or Event of Default so waived shall be deemed to be cured and not continuing; but no such waiver shall extend to or impair any right consequent thereon or to any subsequent or other default or Event of Default.

  SECTION 10.2 NOTICES. All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been given or made when deposited in the mail, postage prepaid, or when sent if sent by facsimile, addressed:

   (a)   if to the Borrower to 225 West Wacker Drive, Chicago,
  Illinois 60606 (Attention: Treasurer)

  (b) if to Northern, in its capacity as Agent, or in its capacity as a Lender, to 50 South LaSalle Street, Chicago,
  Illinois 60675, (Attention: Joseph M. Kunze, Vice President)

 (c)   if to LaSalle Bank to 120 South LaSalle Street, Chicago,
  Illinois 60603, (Attention: Michael Foster, Senior Vice
  President)

  or to such other address as may be hereafter designated in writing by the respective parties hereto.

                   SECTION 10.3 NONWAIVER: CUMULATIVE REMEDIES. No failure to exercise, and no delay in exercising, on the part of the Agent or either or all of the Lenders of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Lenders herein provided are cumulative and not exclusive of any rights or remedies provided by law.

                   SECTION 10.4  SURVIVAL OF AGREEMENTS.  All
  agreements, representations and warranties made herein shall survive the delivery of the Notes and the making of any Loan hereunder.

                   SECTION 10.5  SUCCESSORS; PARTICIPATIONS.
  This Agreement shall, upon execution and delivery by the Borrower, and acceptance by the Lenders in Chicago, Illinois, become effective and shall be binding upon and inure to the benefit of the Borrower, the Agent, the Lenders and their respective successors and assigns, except that the Borrower may not transfer or assign any of its rights or interest hereunder without the prior written consent of all Lenders. The Lenders may, without notice or consent of any kind, sell, assign, transfer or grant participations in all or any of the Loans.
  In such event each and every immediate and successive assignee, transferee or holder of or participant in all or any of the Loans shall have the right to enforce this Agreement, the Notes, and all of the other document or instrument executed in connection herewith, by suit or otherwise, for the benefit of such assignee, transferee, holder or participant as fully as if such assignee, transferee, holder or participant were herein by name specifically given such rights, powers and benefits, but the Lenders shall have an unimpaired right, prior and superior to that of any assignee, transferee or holder to enforce this Agreement, the Notes, and all of the other documents or instrument executed in connection herewith for the benefit of the Lenders or any such participant, as to so much of the Loans as it has not sold, assigned or transferred.

                   SECTION 10.6  CAPTIONS.  Captions in this
  Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof. References herein to Sections or provisions without reference to the document in which they are contained are references to this Agreement.

                   SECTION 10.7  SINGULAR AND PLURAL.  Unless the
  context requires otherwise, wherever used herein the singular shall include the plural and vice versa, and the use of one gender shall also denote the others where appropriate.

                   SECTION 10.8  COUNTERPARTS.  This Agreement
  may be executed by the parties on any number of separate counterparts, and by each party on separate counterparts; each counterpart shall be deemed an original instrument; and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

                   SECTION 10.9 FEES. The Borrower agrees, upon demand of the Lenders, to pay or reimburse the Lenders for all reasonable costs, expenses (including attorneys' fees and legal costs and expenses, and time charges of attorneys who may be employees of either of the Lenders, in each case both in and out of court and in original, appellate and bankruptcy proceedings), and disbursements incurred or paid by the Lenders in connection with the preparation, negotiation, documentation, administration, amendment, modification, waiver or interpretation of this Agreement, and/or in enforcing or preserving its rights hereunder or under the Notes or any document or instrument executed in connection herewith. Notwithstanding the foregoing, the Borrower shall not be obligated to pay expenses of the Lenders pertaining to any lawsuit initiated by the Lenders if the Lender's complaint shall be dismissed with prejudice or if judgment shall be rendered, in whole, against the Lenders (and shall not be reversed on appeal).

                   SECTION 10.10  CONSTRUCTION; PROVISIONS
  SEVERABLE, This Agreement, the Notes and any document or instrument executed in connection herewith shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Illinois, and shall be deemed to have been executed in the State of Illinois. If any term or provision of this Agreement, the Notes, or any other documents or instrument executed in connection herewith shall be unenforceable or invalid, such unenforceability or invalidity shall not render any other term or provision hereof unenforceable or invalid, and all other terms and provisions of this Agreement, the Notes, and any other documents or instrument executed in connection herewith shall be enforceable and valid.

                   SECTION 10.11  SUBMISSION TO JURISDICTION;
  VENUE. To induce the Lenders to make the Loans, as evidenced by the Notes and this Agreement, the Borrower irrevocably agrees that, subject to the Lender's sole and absolute election, all suits, actions or other proceedings in any way, manner or respect, arising out of or from or related to this Agreement, the Notes or any document or instrument executed in connection herewith, shall be subject to litigation in courts having situs within Chicago, Illinois. The Borrower hereby consents and submits to the jurisdiction of any local, state or federal court located within Chicago, Illinois. The Borrower hereby waives any right it may have to transfer or change the venue of any suit, action or other proceeding brought against the Borrower by the Lenders in accordance with this
Section.

  SECTION 10.12 SET-OFF. At any time and without notice of any kind, any account, deposit or other indebtedness owing by either Lender to Borrower, and any securities or other property of Borrower delivered to or left in the possession of either Lender or its nominee or bailee, may be set off against and applied in payment of any obligation hereunder (whether as Loans or Letters of Credit), whether due or not. The Lenders hereby agree that if either shall, through the exercise of any right of counterclaim, set-off, banker's lien, or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to its participation in the Loans that is greater than the proportion received by the Lenders in respect of the aggregate amount of principal and interest due with respect to its pro rata share in the Loans, the party receiving such proportionately greater payment shall increase (the "Set-Off Increase") its Commitment - Revolving Credit or Commitment - Term Loan (which it shall be deemed to have done simultaneously upon receipt of such payment) in the Revolving Credit Loans or Term Loan, respectively, so that all such recoveries of principal and interest with respect to all Loans and Letters of Credit shall be on a pro rata basis. If at any time either Lender is required to return or refund all or any part of a payment, then after its refund or repayment, its increased Commitment - Revolving Credit or Commitment Term Loan shall be computed as if it had never received such payment.

    SECTION 10.13 DOCUMENTATION. Both Lenders represent, warrant, and covenant to the other Lender that:

    (a) In making its decision to enter into this Agreement and the Notes:

  (i) it independently has taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrower;

     (ii) it has made an independent credit judgment;

     (iii) it has not relied upon any representation by the other Lender; and

  (iv) neither Lender shall be responsible or liable to the other Lender for any statements in or omissions from this Agreement, the Notes, or any other document or instrument executed by the Borrower or by and among the Borrower and the Lenders and document or instrument received by either Lender from the Borrower or concerning the Borrower, and

     (b) With respect to the Loans and Letters of Credit and so long as any portion of the Loans and Letters of Credit, respectively, remains outstanding, each Lender will continue to make its own independent evaluation of the financial conditions and affairs of the Borrower.

  SECTION 10.14 LENDERS. The Lenders agree that neither Lender may amend, waive, alter or agree to any other modification of this Agreement, the Notes and all other documents or instruments executed in connection herewith without the prior written consent and agreement of the other Lender.

  SECTION 10.15 MERGER AND INTEGRATION. Commencing as of the date of this Agreement, this Agreement, the Notes, the Letters of Credit, the Guaranties referred to herein, and the other documents and instruments referred to herein contain the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof, and specifically supersede, amend and restate in their entirety the Prior Documents and the commitments thereunder shall be deemed terminated. Notwithstanding the foregoing and without limiting any other rights that may have accrued under the Prior Documents prior to the date hereof, all rights of the Lenders under the Prior Documents to payment under the Prior Documents that have accrued or arose on or prior to the date hereof, shall survive the termination of commitments under the Prior Documents, and the principal amount of all advances made under the Prior Documents shall not, however, be deemed paid in full but rather transferred as provided herein. All Notes issued hereunder are, to the extent of such outstanding indebtedness, in substitution for, and not in repayment of, the principal indebtedness evidenced by the Original Agreement.

                              CONTINENTAL MATERIALS CORPORATION

                               By:
                              Its:

                              THE NORTHERN TRUST COMPANY

                               By:
                              Its:


                              LASALLE NATIONAL BANK

                               By:
                              Its: